UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2012 (April 27, 2012)

BIOPACK ENVIRONMENTAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29981	91-2027724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Saugatuck Ave. Westport CT 06880
(Address of principal executive offices) (zip code)

(203) 226-4449
(Registrant’s telephone number, including area code)

Unit 390, 3rd Floor, Peninsula Center, 67 Mody Road Tsim Sha Tsui East, Kowloon, Hong Kong +852.3586.1383
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On July 11, 2012, we, entered into a Purchase and Assignment of Rights Agreement (the “Agreement”) with RWIP, LLC, an Oregon limited liability company (“RWIP”), under which we were assigned rights to receive certain royalty payments under previously executed agreements between RWIP and a third party.  The royalty payments are equal to Twenty Percent (20%) of all net income (revenue minus expenses) received by the third party InterCore Energy, Inc., a Delaware corporation (fka. I-Web Media, Inc.) (“ICE”) from certain assets owned by ICE, as set forth in that certain asset purchase agreement between RWIP and ICE dated December 10, 2010.  In exchange for these rights we agreed to issue RWIP Two Million (2,000,000) shares of our Series D Convertible Preferred Stock.  The transaction closed on July 11, 2012.

On July 11, 2012, we entered into a Marketing and Development Services Agreement (the “Marketing Agreement”) with ICE.  Under the Marketing Agreement we were retained to market and develop the Soft & Smooth Assets held by ICE.  The Soft & Smooth Assets include all rights, interests and legal claims to that certain inventions entitled “Delivery Devise with Invertible Diaphragm” as further defined in the Marketing Agreement.  We were granted the sole and exclusive rights to develop the Soft & Smooth Assets and market and sell the resulting products for a period of twelve (12) months.  Under the Marketing Agreement, we will receive Eighty Percent (80%) of all revenue derived from the Soft & Smooth Assets.  In addition to these rights, we shall have, starting with the sixth (6th) month following the execution of the Marketing Agreement and continuing until the end of the eleventh (11th) month following the execution of the Marketing Agreement, the exclusive option, in its sole discretion, to purchase the Soft & Smooth Assets from ICE provided that our right to purchase the Soft & Smooth Assets during the period starting with the sixth (6th) month until the end of the eighth (8th) month shall be subject to ICE’s agreement to sell.  During the period starting with the ninth (9th) month and ending with the end of the eleventh (11th) month, ICE shall be obligated to sell if we exercise our right to purchase.  In the event we exercise the purchase option, we will issue to ICE warrants enabling ICE to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at One Dollar ($1) per share, with a four (4) year expiration period.  During this eleven (11) month period, ICE may not sell the Soft & Smooth Assets to any party other than us without our written consent.  In the event the Soft & Smooth Assets are sold to a third party during the eleven (11) month period, then the revenue split of 80% to us shall cease and ICE will be entitled to Fifteen Percent (15%) of any down payment received for the Soft & Smooth Assets, with us being entitled to Eighty Five Percent (85%) of any down payment, and we shall be entitled to received One Hundred Percent (100%) of any future payments made by the purchaser of the Soft & Smooth Assets.   In exchange for these rights we agreed to pay ICE Ten Thousand Dollars ($10,000) in addition to being responsible for all obligations related to the development and marketing of the Soft & Smooth Assets, including the assumption of the following obligations previously due by ICE to third parties:

a)	Accounts payable for legal patent work approximating;

b)	Accounts payable to RWIP Consulting;

c)	Accounts payable for clinical study services;

d)	Account payable for out of pocket to RWIP for clinical study; and

e)	Certain royalty payments due to RWIP (these royalty payments are the same as described above).

The transaction closed on July 11, 2012.

On April 27, 2012, we entered into a Subsidiary Acquisition Option Agreement (“Subsidiary Option Agreement”) with Xinghui Ltd., a Chinese entity (“Purchaser“), under which we may, in our sole discretion, sell the Subsidiary Shares to Purchaser.   The “Subsidiary Shares” consists of 100% ownership of the following wholly-owned subsidiaries:  Roots Biopack (Intellectual Property) Limited, incorporated in Hong Kong, Roots Biopark Limited, incorporated in Hong Kong, Jiangmen Roots Biopack Ltd., incorporated in the People’s Republic of China, Starmetro Group Limited, incorporated in the British Virgin Islands and Biopack Environmental Limited (fka E-ware Corporation Limited), incorporated in Hong Kong (together the “BPAC Subsidiaries”).

Under the Subsidiary Option Agreement, if we elected to sell the Subsidiary Shares to Purchaser we would execute and submit to the Escrow Agent, as defined in the Subsidiary Option Agreement, an executed copy of the Notice of Exercise of Option to Sell Subsidiary Shares, in the form attached to the Subsidiary Option Agreement as Exhibit A (“Notice of Exercise”).  Upon submission of the Notice of Exercise to the Escrow Agent, subject to the terms and conditions set forth therein, and on the basis of the representations, warranties and agreements therein contained, we would sell to Purchaser and Purchaser would purchase from us, all of the Subsidiary Shares.  In order to effect the sale and purchase transaction is all we had to do was submit the Notice of Exercise to the Escrow Agent and at that the transaction was consummated.

Under the Subsidiary Option Agreement, if we exercised our option to sell the Subsidiary Shares to Purchaser, then, as consideration for the Subsidiary Shares, Purchaser would assume all liabilities of ours that existed as of April 25, 2012 (the “Purchase Price”).  The liabilities to be assumed by the Purchaser would include, but would not be limited to, Purchaser assuming and agreeing to fully perform and satisfy and be liable for all of the liabilities and obligations of ours except for a $400,000 principal amount convertible note that was owed to Trilane Limited as of April 27, 2012 (the “Assumed Liabilities”).

On July 11, 2012, we exercised our rights under the Subsidiary Option Agreement by sending a signed Notice of Exercise to the Escrow Agent, pursuant to the terms of the Subsidiary Acquisition Agreement.  We also sent a copy of the Notice of Exercise directly to the Purchaser as well.  As a result of us exercising our rights under the Subsidiary Option Agreement, we no longer own the Subsidiary Shares or the BPAC Subsidiaries, including any of their assets or liabilities.

Item 2.01   Completion of Acquisition or Disposition of Assets

As set forth in Item 1.01, on July 11, 2012, we exercised our rights under the Subsidiary Option Agreement by sending a signed Notice of Exercise to the Escrow Agent, pursuant to the terms of the Subsidiary Acquisition Agreement.  We also sent a copy of the Notice of Exercise directly to the Purchaser as well.  As a result of us exercising our rights under the Subsidiary Option Agreement, we no longer own the Subsidiary Shares or the BPAC Subsidiaries, including any of their assets or liabilities.

Item 3.02   Unregistered Sales of Equity Securities

Under the Agreement we agreed to issue 2,000,000 shares of our Series D Convertible Preferred Stock to RWIP.  Those shares will be issued in the near future.  All the shares will be issued with a restrictive legend in accordance with Rule 144.  We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuance.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On or about August 3, 2012, Frederick Larcombe submitted his resignation as our Chief Financial Officer, effective upon acceptance of his resignation by our Board of Directors and the appointment of, and acceptance by, a new Chief Financial Officer.  Based on the appointment of Mr. David Horin as our new Chief Financial Officer effective October 25, 2012, Mr. Larcombe’s resignation was effective October 25, 2012.

Effective on October 25, 2012, David Horin was appointed as our Chief Financial Officer.

David Horin, age 44, was appointed as our Chief Financial Officer on October 25, 2012.  Mr. Horin is currently the President of Chord Advisors, LLC, an advisory firm that provides targeted financial solutions to public (small-cap and mid-cap) and private small and mid-sized companies.  From March 2008 to June 2012, Mr. Horin was the Chief Financial Officer of Rodman & Renshaw Capital Group, Inc., a full-service investment bank dedicated to providing corporate finance, strategic advisory, sales and trading and related services to public and private companies across multiple sectors and regions.  From March 2003 through March 2008, Mr. Horin was the Managing Director of Accounting Policy and Financial Reporting at Jefferies Group, Inc., (NYSE Symbol: JEF), a full-service global investment bank and institutional securities firm focused on growth and middle-market companies and their investors. Prior to his employment at Jefferies Group, Inc., from 2000 to 2003, Mr. Horin was a Senior Manager in KPMG’s Department of Professional Practice in New York, where he advised firm members and clients on technical accounting and risk management matters for a variety of public, international and early growth stage entities. Mr. Horin has a Bachelor of Science degree in Accounting from Baruch College, City University of New York. Mr. Horin is also a Certified Public Accountant.

On or about November 19, 2012, Mr. Gerald Lau submitted his resignation from our Board of Directors, effective immediately.  We are not aware of any disagreements with Mr. Lau of the type required to be disclosed per Item 5.02(a) of this Form 8-K.

Item 9.01   Financial Statements and Exhibits

Exhibits

10.1	Purchase and Assignment of Rights Agreement with RWIP, LLC dated July 11, 2012

10.2	Marketing and Development Services Agreement with InterCore Energy, Inc. dated July 11, 2012

10.3	Subsidiary Acquisition Option Agreement with Xinghui Ltd. Dated April 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biopack Environmental Solutions, Inc.
a Nevada corporation

Dated: November 29, 2012	By:	/s/ Harry Pond
Harry Pond
Chief Executive Officer